Exhibit 10.1

Lauri Kearnes

Via Email

Dear Lauri,

I am pleased to formally offer you the position of Chief Financial Officer Designee at Byrna Technologies Inc. starting June 7, 2024, (the “Start Date”) until July 15, 2024, at which time you will assume the Chief Financial Officer role. You will be reporting to Bryan Ganz, CEO. Your work location will be Byrna’s Andover, MA office on a hybrid-basis. We are excited to be working with you and believe you can make a strong contribution to the success of the Company.

Background Check

Your employment is contingent on a successful background check. If certain criminal activity is revealed, your offer of employment might be revoked.

Compensation

You will receive an annual salary of $325,000, payable in semi-monthly installments, subject to normal withholdings.

Performance Bonus

You will be eligible to participate in the Company’s annual performance bonus program. Target bonus will be up to 60% of your annual earnings and based on your and the Company’s performance.

Equity

You will be eligible to participate in the Company’s Equity Retention Grant Program after ninety (90) days of continuous employment with Byrna. At the first compensation committee meeting following the 90 days, you will be issued 25,000 RSUs with a three-year vesting period, 20%, 30% and 50% respectively.

Severance

Notwithstanding the foregoing, in the event your employment with the Company is terminated during by Byrna during your first year of employment, unless terminated “For Cause”, you shall receive a severance payment in an amount equal to three (3) months of your original base salary. “For Cause” is defined as egregious behavior including insubordination, acting contrary to the best interest of the company and failure to perform basic daily functional role expectations.

Benefits

You will be eligible to participate in the group health care plan and any other benefits the Company provides for its employees. If elected, health care benefits are effective on your first day of employment. The Company will pay 80% of the cost of the Company provided health insurance for you and your family. The Company’s policies and plan documents govern benefits provided to employees and should be consulted for the details of each plan. The Company will provide you with the relevant documentation in connection with such benefits upon hire. At the Company’s sole discretion, such plans, policies, or programs may be adopted, modified, or terminated from time to time, and this letter does not establish any vested rights in pay or benefits.

Paid Time Off (PTO)

You will be eligible to participate in the Company’s unlimited Paid Time Off program. The Company reserves the right to modify its PTO policies at any time, with or without notice.

Employment Policies

Byrna is a publicly traded company. You cannot trade in the Company’s securities without pre-clearing the trade with the Company’s Compliance Officer. You will be required to read and sign the company’s Code of Business Conduct, Insider Trading Policy, Employee Handbook and other corporate policy and procedural documentation. You may be required to sign a restrictive covenant agreement as a condition of your employment or continued employment.

Classification

This position is exempt under the federal and Massachusetts wage-hour laws.

At-Will Employment

You will be an employee at will, meaning that your employment is not for any set term and will continue until terminated either by you or the Company. You can resign at any time and can be terminated at any time with or without cause. However, we request the courtesy of two (2) weeks’ notice if you intend to resign from your position. Your status as an at-will employee cannot be changed without the express written approval of the Company’s CEO. However, if you can achieve the goals set out for you, we will expect this to be a long-term relationship.

Executive Representations

By accepting this offer, you warrant that prior to your acceptance of this offer you have disclosed to the Company all potential restrictions upon your ability to comply with the terms of this offer and fully perform your duties as an employee of the Company. Please notify me immediately if you are subject to a confidentiality, non-compete, or non-solicitation agreement that may restrict your activities at the Company.

Please note that this letter does not create a contract for employment or a contract for pay or benefits, nor shall it be construed as guaranteeing employment for a specific period or for future employment and does not abrogate the at-will status of your employment with the Company. Further the offer contained in this letter may be revoked by the Company at any time prior to acceptance.

Please indicate your acceptance by signing below. I am looking forward to working together to bring Byrna to the next level!

Sincerely,

/s/ Sandra Driscoll

Sandra Driscoll

Accepted: /s/ Lauri Kearnes Lauri Kearnes